EXHIBIT 10

Employment Agreement

This Employment Agreement between Leonard H. Lavin (“Mr. Lavin”) and Alberto-Culver Company (the “Company”) dated as of December 6, 2004.

WHEREAS, Mr. Lavin became Chairman Emeritus effective October 1, 2004;

WHEREAS, Mr. Lavin founded the Company and significantly contributed to its success; and

WHEREAS, in consideration of Mr. Lavin’s past and future contributions to the Company, the Company desires to grant him certain benefits with this Agreement.

NOW THEREFORE, the parties hereto agree as follows:

Section 1 Employment with the Company. For so long as this Agreement is in effect, the Company shall employ Mr. Lavin at the salary of $1.00 per year to perform such services as the Company shall request from time to time. As an employee, Mr. Lavin shall be entitled to elect health and welfare insurance coverage (which shall mean health, dental, life insurance and short term disability) provided to employees and shall pay the employee contribution amount and co-payments commensurate with such election.

Section 2 Corporate Airplane. For so long as the Company owns a corporate airplane and/or fractional jet ownership, Mr. Lavin shall have access to such corporate airplane or fractional jet ownership during those times when the corporate airplane or fractional jet ownership is not being used for business purposes. Mr. Lavin shall reimburse the Company for such use at the applicable Standard Industry Fare Level rate as computed.

Section 3 Security Employee. For the term of this Agreement, the Company shall provide to Mr. Lavin, at no expense, one full-time security person.

Section 4 Office and Secretary. As an employee of the Company, the Company shall provide Mr. Lavin one full-time secretary and an office at the corporate headquarters in Melrose Park, Illinois or, in the event the corporate headquarters is no longer in Melrose Park, Illinois, at such other location mutually agreeable to the parties.

Section 5 Severance Agreement. The parties agree to terminate Mr. Lavin’s Severance Agreement dated December 4, 1996, as amended, effective the date hereof.

Section 6 Shareholder Value Incentive Plan. As an employee of the Company, Mr. Lavin shall continue to be entitled to receive a full payout for his outstanding fiscal year 2003 and fiscal year 2004 Shareholder Value Incentive Plan grants at the time such payouts, if any, are made.

Section 7 Key Executive Deferred Compensation Agreement. This Agreement shall not amend, modify, nor supercede the obligations of either party under the Key Executive Deferred Compensation Agreement dated January 30, 1987. In accordance with that agreement, the Company will pay Mr. Lavin a lump sum payment of $4,000,000, less applicable withholding taxes, on or before December 31, 2004.

Section 8 Business Expense Reimbursement. The Company shall reimburse Mr. Lavin for approved, reasonable business expenses.

Section 9 Entire Agreement. This Agreement contains the entire agreement between the parties regarding the subject matter hereof and shall not be modified except in writing by the parties hereto. This Agreement is intended to set forth and sets forth all of the benefits to be provided to Mr. Lavin by the Company.

Section 10 Assignment. This Agreement may not be assigned by Mr. Lavin without the prior written consent of the Company. This Agreement may be assigned by the Company without the consent of Mr. Lavin.

Section 11 Severability. If any phrase, clause or provision of this Agreement is declared invalid or unenforceable by a court of competent jurisdiction, such phrase, clause or provision shall be deemed severed from this Agreement, but will not affect any other provision of this Agreement, which shall otherwise remain in full force and effect.

Section 12 Waiver. The waiver by Mr. Lavin or the Company of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition hereof.

Section 13 Governing Law. This Agreement and the enforcement hereof shall be governed by the laws of the State of Illinois, without regard to conflict of law provisions thereof.

Section 14 Duration. This Agreement shall be effective October 1, 2004 and shall expire five (5) years thereafter. This Agreement may be renewed based on the agreement of both parties on such terms as shall be agreed upon.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first herein above written.

Alberto-Culver Company

/s/ Leonard H. Lavin	By:	/s/ Gary P. Schmidt
Leonard H. Lavin	Name:	Gary P. Schmidt
	Title:	Senior Vice President and General Counsel

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